Exhibit 99.1

For Immediate Release	Contacts:	Stacy Frole	(419) 627-2227
November 7, 2013		Lisa Broussard	(419) 609-5929

CEDAR FAIR REPORTS RECORD THIRD-QUARTER RESULTS; INCREASES QUARTERLY CASH DISTRIBUTION BY 12%
SANDUSKY, OHIO, November 7, 2013 - Cedar Fair Entertainment Company (NYSE: FUN), today reported record results for its third quarter ended September 29, 2013, announced a 12% increase in its quarterly cash distribution and stated it is on track to achieve its FUNforward long-term growth goal earlier than its original target of 2016.
Highlights

•
Cedar Fair reported record net revenues of $592.1 million in the third quarter. This 7% increase over last year's third quarter reflects the Company's continued success in increasing revenues across all areas of its business, including attendance, in-park guest spending and out-of-park revenues.

•
Cedar Fair's parks are on pace for a fourth straight record year as net revenues through November 3, 2013 increased 6% and comparable park attendance increased 2% when compared with the same period last year.

•
On the strength of its core operating season, the Company now expects to achieve full-year net revenues between $1.125 billion and $1.135 billion. It also anticipates being at the high end of its Adjusted EBITDA guidance range of $415 million to $425 million, a 6% to 9% increase over last year's record Adjusted EBITDA.

•
The Company believes the continued strength of its business model, combined with strategic capital investments, will allow it to achieve its FUNforward long-term growth goal of $450 million in Adjusted EBITDA earlier than its original target of 2016.

•	Cedar Fair's Board of Directors has increased its quarterly cash distribution by 12% to $0.70 per limited partner (LP) unit, payable December 16, 2013.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

Commenting on the Company's third-quarter results, Matt Ouimet, Cedar Fair's president and chief executive officer said, “We are pleased with our record results to date, particularly since the growth comes from a combination of increased attendance, average in-park guest per capita spending and accommodations revenue. Our employees did a great job this year providing our guests with a 'Best-Day-of-Summer' experience each and every time they visited our parks. Their commitment to this guest experience extends our guests' length-of-stay and drives valuable repeat business every year.
"This year, the majority of our FUNforward initiatives exceeded our expectations by meeting our targets sooner than planned, and in some cases, surpassing our targets," continued Ouimet. "We had great response to our capital plans, strong momentum in season pass sales, continued success in premium product offerings and broad improvements in our food and beverage offerings this past year. We look forward to maintaining this momentum and building on these initiatives as we head into 2014."
Ouimet concluded, "In recognition of the current-year performance, our positive outlook and our strong balance sheet, our Board has declared a 12% increase in our 2013 fourth-quarter distribution. This reflects our confidence that our cash flow will be more than sufficient to maintain this distribution amount into 2014, while also allowing us to strategically invest in our business to support long-term growth."
Third-Quarter Results
Cedar Fair's net revenues increased to $592.1 million for the third quarter, up $38.6 million, or 7%, from $553.5 million in the third quarter a year ago. Net income for the quarter was $190.4 million, or $3.41 per diluted LP unit, compared with net income of $141.0 million, or $2.52 per diluted LP unit during the same period last year.
The increase in net revenues for the third quarter was due to a 7%, or $2.83, increase in average in-park guest per capita spending to $45.73, along with an 8%, or $4.4 million, increase in out-of-park revenues to $58.7 million. Attendance for the period was comparable with the prior-year period. Excluding two non-core stand-alone water parks sold in November 2012 and August 2013, attendance on a comparable park basis increased 2%, or 207,000 visits.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

For the third quarter of 2013, operating costs and expenses increased $11.3 million, or 4%, to $275.0 million from $263.7 million in the third quarter of 2012. The increased costs are largely attributable to higher staffing levels to support the additional revenue growth initiatives, investments in new Customer Relationship Management and revenue management platforms, and higher incentive compensation due to our strong performance. These cost increases were slightly offset by a decrease in cost of goods sold due to savings initiatives in food and beverage programs and continued focus on operating expense control. As a percentage of net revenues, costs and expenses decreased 120 basis points, which was in line with the Company's expectations.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, for the third quarter increased $26.1 million, or 9%, to a record-level $318.4 million when compared with the same period last year. The increase in Adjusted EBITDA is attributable to strong revenue growth along with the Company’s ongoing focus on cost control while continuing to invest in enhancing the guest experience.
Nine-Month Results
Cedar Fair's net revenues increased to $995.5 million through the third quarter, up $56.2 million, or 6%, from $939.3 million through the third quarter ended September 30, 2012. Net income during this period was $128.7 million, or $2.31 per diluted LP unit, compared with net income of $112.2 million, or $2.01 per diluted LP unit, during the same period last year.
The increase in net revenues was due to a 6%, or $2.46, increase in average in-park guest per capita spending to $44.24, along with a 7%, or $7.3 million, increase in out-of-park revenues to $106.8 million. Attendance for the period was essentially comparable with the prior year period. Excluding the sale of the two water parks, attendance increased 1%, or 194,000 visits, on a comparable park basis.
Through the third quarter of 2013, operating costs and expenses increased $15.6 million, or 3%, to $595.8 million from $580.2 million in 2012. Adjusted EBITDA for the same period increased $39.7 million, or 11%, to a record-level $405.2 million when compared with the same period a year ago.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

Momentum Continues Through October
Based on preliminary results, net revenues through November 3, 2013 were approximately $1.104 billion, up 6%, or $65 million, compared with $1.039 billion for the same period last year. The increase was the result of an approximate 6%, or $2.31, increase in average in-park guest per capita spending to a record $44.33, and an approximate 7%, or $8 million increase, in out-of-park revenues to $117 million. Also contributing to revenue growth was an increase in attendance of 100,000-visits, compared with last year. Excluding the sale of the two water parks, attendance was up 2%, or 334,000 visits, to a record 22.7 million visits on a comparable park basis.
Strong Cash Flow Drives Further Balance Sheet Improvements
As of September 29, 2013, the Company had $628.4 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $901.6 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $183.5 million. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer commented, “Our strong cash flow, combined with the proceeds from the sale of two non-core stand-alone water parks, has contributed to our healthy liquidity reserve. We believe our financial discipline has helped strengthen our balance sheet and provide us with the flexibility to grow cash distributions at least at the pace of our current business growth, while also allowing us to further invest in strategic long-term growth initiatives with high returns.”
Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.70 per LP unit. The distribution represents an increase of 12% and will be paid on December 16, 2013, to unitholders of record as of December 4, 2013.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

Outlook
“As we head into the final quarter of 2013, we feel very good about our near-term outlook and long-range potential," said Ouimet. "Our performance to date has exceeded our expectations, as many of our initiatives have gained traction faster and to a greater degree than we initially had projected. Due to this strength, we now expect to achieve full-year net revenues between $1.125 billion and $1.135 billion. We also anticipate being at the high end of our Adjusted EBITDA guidance range of $415 million to $425 million in 2013.
"We are a company that has been known for innovative, new attractions and we will continue to deliver on these expectations as we head into next year," continued Ouimet. "In 2014 we will launch Banshee, the longest inverted coaster in the world at Kings Island. We will also introduce the first edition of our Amusement Dark portfolio - Guardian of Wonder Mountain at Canada's Wonderland. This innovative new ride combines a coaster track with an interactive digital gaming system. The longest interactive screen in the world provides a compelling adventure in search of the dragon's gold and, as Halloween approaches, the adventure changes as zombies make their presence known. These are just two examples of the next generation of FUN's innovation.
"The success of our 2013 operating season also provides us with the financial flexibility to make additional investments in long-term growth opportunities," said Ouimet. "In 2014, this will include the addition of our very popular cottages and cabins at select parks, along with an in-park TV network that will provide additional entertainment for our guests. We remain committed to strategically deploying capital to generate the highest returns for our unitholders in both the short- and long-term. We believe the continued strength of our business model, combined with strategic capital investments, will allow us to generate higher revenues and ultimately achieve our FUNforward long-term growth goal of $450 million in Adjusted EBITDA earlier than our original target of 2016."
Conference Call
The Company will host a conference call with analysts today, November 7, 2013, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, November 7, 2013, until 11:59 p.m. ET, Thursday, November 21, 2013. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4644005.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in our capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior releases are available online at www.cedarfair.com
###

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended		Twelve months ended
	9/29/2013	9/30/2012	9/29/2013	9/30/2012	9/29/2013	9/30/2012
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)	(52 weeks)	(53 weeks)
Net revenues:		(As restated)		(As restated)		(As restated)
Admissions	$339,655	$319,607	$562,214	$533,143	$641,140	$624,030
Food, merchandise and games	180,408	171,336	316,940	305,203	353,951	347,374
Accommodations and other	72,013	62,502	116,341	100,903	129,609	112,690
	592,076	553,445	995,495	939,249	1,124,700	1,084,094
Costs and expenses:
Cost of food, merchandise and games revenues	45,843	47,353	81,933	83,926	93,055	96,002
Operating expenses	170,394	163,311	388,335	380,832	458,906	460,125
Selling, general and administrative	58,727	52,993	125,533	115,488	148,356	145,788
Depreciation and amortization	57,495	60,223	108,313	112,211	122,408	127,191
Gain on sale of other assets	(8,743)	—	(8,743)	—	(15,368)	—
Loss on impairment / retirement of fixed assets, net	1,637	25,000	2,266	24,230	8,372	34,509
	325,353	348,880	697,637	716,687	815,729	863,615
Operating income	266,723	204,565	297,858	222,562	308,971	220,479
Interest expense	25,529	26,863	77,153	83,902	103,870	116,437
Net effect of swaps	1,377	(175)	8,315	(1,318)	8,141	(10,930)
Loss on early debt extinguishment	—	—	34,573	—	34,573	—
Unrealized/realized foreign currency (gain) loss	(8,615)	(15,035)	15,229	(13,926)	20,157	(18,721)
Other income	(17)	(13)	(126)	(31)	(163)	(68)
Income before taxes	248,449	192,925	162,714	153,935	142,393	133,761
Provision for taxes	58,025	51,912	34,026	41,754	24,030	27,858
Net income	190,424	141,013	128,688	112,181	118,363	105,903
Net income allocated to general partner	2	1	1	1	1	1
Net income allocated to limited partners	$190,422	$141,012	$128,687	$112,180	$118,362	$105,902

Net income	$190,424	$141,013	$128,688	$112,181	$118,363	$105,903
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(699)	(563)	1,194	(1,251)	2,814	(2,672)
Unrealized income (loss) on cash flow hedging derivatives	(2,761)	(234)	7,803	(1,798)	9,740	(397)
Other comprehensive income (loss), (net of tax)	(3,460)	(797)	8,997	(3,049)	12,554	(3,069)
Total comprehensive income	$186,964	$140,216	$137,685	$109,132	$130,917	$102,834
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,485	55,611	55,472	55,473	55,460	55,440
Net income per limited partner unit	$3.43	$2.54	$2.32	$2.02	$2.13	$1.91
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,863	55,992	55,803	55,848	55,804	55,887
Net income per limited partner unit	$3.41	$2.52	$2.31	$2.01	$2.12	$1.89

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third-Quarter Results; Increases Quarterly Cash Distribution By 12%
November 7, 2013

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
THIRD QUARTER

(In thousands)	9/29/2013	9/30/2012
		(As restated)
Cash and cash equivalents	$183,482	$96,102
Total assets	$2,101,047	$2,081,992
Long-Term Debt, including current maturities:
Term debt	$628,425	$1,131,100
Notes	901,606	400,676
	$1,530,031	$1,531,776
Total partners' equity	$192,217	$181,167

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
THIRD QUARTER

	Three months ended		Nine months ended		Twelve months ended
		(as restated)		(as restated)		(as restated)
	9/29/2013	9/30/2012	9/29/2013	9/30/2012	9/29/2013	9/30/2012
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)	(52 weeks)	(53 weeks)
	(In thousands)
Net income	$190,424	$141,013	$128,688	$112,181	$118,363	$105,903
Interest expense	25,529	26,863	77,153	83,902	103,870	116,437
Interest income	(17)	(13)	(126)	(31)	(163)	(68)
Provision for taxes	58,025	51,912	34,026	41,754	24,030	27,858
Depreciation and amortization	57,495	60,223	108,313	112,211	122,408	127,191
EBITDA	331,456	279,998	348,054	350,017	368,508	377,321
Loss on early extinguishment of debt	—	—	34,573	—	34,573	—
Net effect of swaps	1,377	(175)	8,315	(1,318)	8,141	(10,930)
Unrealized foreign currency (gain) loss	(8,385)	(14,737)	15,371	(14,108)	20,298	(17,502)
Non-cash equity expense	843	362	4,645	2,630	5,280	2,619
Loss on impairment/retirement of fixed assets, net	1,637	25,000	2,266	24,230	8,372	34,509
Gain on sale of other assets	(8,743)	—	(8,743)	—	(15,368)	—
Terminated merger costs	—	—	—	—	—	150
Other non-recurring items (as defined)	197	1,861	705	4,026	859	7,445
Adjusted EBITDA (1)	$318,382	$292,309	$405,186	$365,477	$430,663	$393,612

(1) As permitted by and defined in the 2013 Credit Agreement

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233